Exhibit 5.1

Bennett Jones LLP
4500 Bankers Hall East, 855 2nd Street SW
Calgary, Alberta, Canada T2P 4K7
Tel: 403.298.3100 Fax. 403.265.7219
www.bennettjones.ca

March 5, 2012

Tesco Corporation
3993 West Sam Houston Parkway North
Suite 100
Houston, Texas 77043-1211
U.S.A.

Dear Ladies and Gentlemen:

Re:	Tesco Corporation
We have acted as Canadian counsel to Tesco Corporation (the "Corporation") in connection with the registration on Form S-8 (the "Registration Statement") under the United States Securities Act of 1933, as amended, filed by the Corporation on March 5, 2012, of 1,461,453 common shares in the capital of the Corporation (the "Shares") issuable pursuant to, and in accordance with, the terms and conditions of the Amended and Restated Tesco Corporation 2005 Incentive Plan, as the same may be amended from time to time (the "Plan"), which was approved by the shareholders of the Corporation on May 18, 2007, and the awards granted by the Corporation thereunder.
This opinion is being furnished in accordance with the requirements of Item 8 of the Registration Statement and Item 601(b)(5)(i) of Regulation S-K under the 1933 Act.
We have examined all such corporate and public records, statutes and regulations and have made such investigations and reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinion which were not independently established, we have relied upon certificates of an officer of the Corporation and public officials. In reviewing the foregoing documents, we have assumed the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, true copies or reproductions. We have also assumed that any Shares issued by the Corporation pursuant to the Plan will be duly authorized for issuance by the board of directors of the Corporation.
We are qualified to practice law in the Province of Alberta and this opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein.
We offer no opinion in respect of the laws of any other province or territory in Canada or the application of the federal laws of Canada in any other province or territory.  We have assumed that there is no foreign law (as to which we have made no independent investigation) that would affect our opinions expressed herein.
Based upon, and subject to, the qualifications expressed, we are of the opinion that 1,461,453 Shares will be, if as and when issued by the Corporation pursuant to, and in accordance with, the terms and conditions of the Plan and the respective award granted by the Corporation thereunder, including, without limitation, the receipt by the Corporation of the full consideration payable in respect thereof, issued as fully paid and non-assessable common shares in the capital of the Corporation.

We consent to the filing of this opinion as an exhibit to the Registration Statement.
Other than as provided for herein, this opinion letter may not be quoted or reproduced in whole or in part or otherwise referred to or used for any purpose without our prior written consent.
Yours truly,

BENNETT JONES LLP

/s/ Bennett Jones LLP